UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2007

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 28, 2007, i2 Technologies, Inc. (the “Company”) entered into an Interim Chief Executive Officer Agreement (the “Agreement”) with Pallab Chatterjee, who had previously been appointed Interim Chief Executive Officer of the Company. Pursuant to the terms of the Agreement, if Mr. Chatterjee’s service with the Company is terminated as a result of an involuntary termination (as defined in the Company’s 1995 Stock Option/Stock Issuance Plan and the Company’s 2001 Non-Officer Stock Option/Stock Issuance Plan) or by constructive termination within 12 months of the Company hiring a Chief Executive Officer other than Mr. Chatterjee, Mr. Chatterjee will receive a severance payment of 12 months of base salary and on-target bonus potential as well as Company-paid COBRA medical and dental benefits. Mr. Chatterjee will receive such severance payments and benefits in consideration for a release and waiver of claims against the Company. Mr. Chatterjee will not receive such severance payments and benefits if his employment is terminated for cause (as defined in the Agreement) or if he voluntarily resigns.

The summary of the Agreement contained in this Item 5.02 is qualified in its entirety by reference to the Agreement, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by this reference into this Item 5.02 in its entirety.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Interim Chief Executive Officer Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2007	i2 TECHNOLOGIES, INC.

	By:	/s/ John Harvey
John Harvey
Vice President, General Counsel and Secretary